EXHIBIT 10.3

AGREEMENT AND

PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of July 16, 2001 (the "Agreement Date"), is made and entered into by and among BROWN & Brown, Inc., a Florida corporation ("Brown & Brown"), BROWN & BROWN OF OKLAHOMA, INC., an Oklahoma corporation and wholly-owned subsidiary of Brown & Brown, the principal business address of which is 220 South Ridgewood Avenue, Daytona Beach, Florida 32114 ("Merger Sub"; Merger Sub and Brown & Brown are sometimes hereinafter referred to collectively as the "Buyers"); AGENCY OF INSURANCE PROFESSIONALS, INC., an Oklahoma corporation, the principal business address of which is 115 South Adair Street, Pryor, Oklahoma 74361 ("Target"); and WILLIAM D. EVANS, a resident of the State of Oklahoma ("Evans"), JOHN C. HAWKINS, a resident of the State of Oklahoma ("Hawkins"), and ROBERT W. SHEARER, a resident of the State of Oklahoma ("Shearer" and collectively with Evans and Hawkins, each a "Shareholder" and collectively, the "Shareholders") (Target and the Shareholders are sometimes hereinafter referred to collectively as the "Sellers").

Background

The Shareholders own all of the outstanding capital stock of Target. Target is engaged primarily in the insurance agency business (including the administration of insurance programs) in the State of Oklahoma. The respective Boards of Directors of Brown & Brown, Merger Sub and Target have determined that it is advisable and in the best interests of the companies and their respective stockholders that Target merge with and into Merger Sub pursuant to this Agreement with Merger Sub being the surviving corporation (the "Merger"). Brown & Brown, Merger Sub and the Sellers desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe certain conditions to the Merger. It is the intent of the parties hereto that the transactions contemplated in this Agreement be treated as a pooling-of-interests transaction for accounting purposes and as a tax-free reorganization as described in Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). In addition, pursuant to an Agreement and Plan of Merger of this date (the "LLC Merger Agreement") among Brown & Brown, CV Merger Co., an Oklahoma corporation and wholly-owned subsidiary of Brown & Brown, CompVantage Insurance Agency, L.L.C. ("CompVantage") and Agency of Indian Programs Insurance, L.L.C. ("Indian Programs" and together with CompVantage, the "LLCs"), each an Oklahoma limited liability company and affiliate of Target, and each of the Shareholders (who are the sole members of each of the LLCs), the LLCs will merge with and into CV Merger Co., with CV Merger Co. as the surviving corporation.

THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follow:

Article 1

The Merger

Section 1.1 The Merger. At the Effective Time (as defined in Section 1.2 hereof), upon the terms and subject to the conditions set forth in this Agreement, Target shall be merged with and into Merger Sub in accordance with Section 1081 of the Oklahoma General Corporation Act (the "OGCA"). As a result of the Merger, the separate existence of Target shall cease and Merger Sub shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

Section 1.2 Consummation of Merger. As promptly as practicable after the satisfaction or, if permissible, waiver in writing of the conditions set forth in Article 7 hereof (including, without limitation, Target's and Merger Sub's delivery of the Tax Clearance Letters (as defined in Section 6.11), as required under Section 7.1(d) hereof), the parties hereto shall cause the Merger to be consummated by Merger Sub filing a Certificate of Merger, substantially in the form of Exhibit 1.2 (the "Certificate of Merger"), in such form as required by, and executed in accordance with, the relevant provisions of the OGCA (the time of such filing being herein referred to as the "Effective Time" and the date of such filing being herein referred to as the "Merger Date").

Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the OGCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, the identity, all of the property (whether real, personal or mixed), rights, privileges, powers, immunities, franchises, debts, liabilities and duties of Target shall be merged with, fully vest in and become the rights, privileges, powers, immunities, franchises, debts, liabilities and duties of the Surviving Corporation and the separate existence of Target shall cease.

Section 1.4 Certificate of Incorporation; Bylaws. At the Effective Time, the Certificate of Incorporation and the Bylaws of the Surviving Corporation shall be the Certificate of Incorporation and Bylaws of Merger Sub as in effect immediately prior to the Effective Time, in each case until duly amended in accordance with applicable law.

Section 1.5 Directors and Officers.

(a) At the Effective Time, the directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, until their successors are duly elected or appointed and qualified.

(b) At the Effective Time, the officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, in each case until their respective successors are duly elected or appointed and qualified.

Section 1.6 Name of Surviving Corporation. As of the Effective Time, the name of the Surviving Corporation shall be Brown & Brown of Oklahoma, Inc., an Oklahoma corporation. The Buyers shall notify the Oklahoma Department of Insurance of any changes in the corporate name or officers of Target promptly after the Merger Date.

Section 1.7 Merger Consideration. Subject to the satisfaction of the terms and conditions of this Agreement, and by virtue of the Merger and without any action on the part of the Shareholders, all of the issued and outstanding capital stock of Target (the "Target Shares") will be converted into the right to receive, and the Shareholders shall receive, based upon their respective interests in Target as set forth on Section 1.8(a)(ii) hereto, a total of 102,114 shares of the common stock of Brown & Brown (collectively, the "Brown & Brown Shares"), which is equal to (a) Four Million Two Hundred Thousand and No/100 ($4,250,000.00) divided by (b) $41.62 (the "Average Price"), which is the average closing price for a share of common stock of Brown & Brown, as reported on the New York Stock Exchange, in the twenty (20) day period ending at the close of business on the third (3rd) business day in advance of the Closing Date (as defined in Section 2.1 hereof).

Section 1.8 Delivery of Brown & Brown Shares. (a) The Brown & Brown Shares shall be issued as Merger Consideration to the Shareholders as follows:

(i) a total of 10,211 shares, representing ten percent (10%) of the Brown & Brown Shares (the "Pledged Shares"), shall be pledged to Buyers as partial security for the indemnification obligations of the Shareholders under Article 8 hereof. These Pledged Shares, subject to any reduction in number as may be necessary to satisfy the Shareholders' indemnification obligations, shall be delivered to the Shareholders one (1) year after the Closing Date, in accordance with the terms of the Pledge Agreement attached hereto as Exhibit 2.2(a)(iii); and

(ii) a total of 91,903 shares, representing the remainder of the Brown & Brown Shares, shall be delivered to the Shareholders at the Closing (as defined in Section 2.1 hereof). Of the total number of Brown & Brown Shares to be issued to the Shareholders as Merger Consideration, (A) 45,951 shares, which equals forty-five percent (45%) of the total number of Brown & Brown Shares to be issued hereunder, will be issued to Evans, of which 41,356 shares will be delivered at Closing, (B) 45,951 shares, which equals forty-five percent (45%) of the total number of Brown & Brown Shares to be issued hereunder, will be issued to Hawkins, of which 41,356 shares will be delivered at Closing, and (C) 10,212 shares, which equals ten percent (10%) of the total number of Brown & Brown Shares to be issued hereunder, will be issued to Shearer, of which 9,191 shares will be delivered at Closing.

(b) The parties agree that the dollar value of each Brown & Brown Share shall be the Average Price for all purposes in determining (i) the number of Brown & Brown Shares to be issued under Sections 1.7 and 1.8(a)(ii) hereof, (ii) the number of Brown & Brown Shares to be pledged under this Section 1.8(a)(i), or (iii) the number of Pledged Shares Buyers may withhold to satisfy an indemnifiable claim, notwithstanding the actual market value of such shares (in each case with respect to clauses (i), (ii) or (iii), as adjusted for any stock splits or stock dividends).

(c) No certificate representing fractional Brown & Brown Shares will be issued in the Merger and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Brown & Brown. In lieu of any such fractional shares, the Shareholders will each be entitled to receive from Brown & Brown (after aggregating all fractional shares of Brown & Brown Shares issuable to such Seller) Brown & Brown Shares rounded upward or downward to the nearest whole share with a factor of one-half (1/2) or greater rounded up to the nearest whole share.

Section 1.9 Effect on Target Shares. From and after the Merger Date, the Target Shares shall be canceled and terminated, shall represent solely the right to receive the Merger Consideration in respect of the Target Shares, and shall have no other rights. No interest shall accrue or be payable on any Merger Consideration.

Section 1.10 Brown & Brown Shares. All Brown & Brown Shares received by the Shareholders pursuant to this Agreement shall, except for restrictions on resale, pledge, or transfer described in Section 6.6 hereof or in the Registration Rights Addendum described in Section 1.12 hereof, have the same rights as all of the other shares of outstanding Brown & Brown common stock by reason of the provisions of the Certificate of Incorporation of Brown & Brown or as otherwise provided by the Florida Business Corporation Act. All voting rights of such Brown & Brown Shares received by the Shareholders shall be fully exercisable by the Shareholders and the Shareholders shall not be deprived nor restricted in exercising those rights.

Section 1.11 Accounting and Tax Treatment. The parties agree (a) to structure this transaction as a tax-free exchange, and (b) as more fully described in Section 6.6 of this Agreement, to treat this transaction for accounting purposes as a pooling-of-interests transaction and to take all actions necessary to characterize the transaction as such.

Section 1.12 Registration of Brown & Brown Shares. The Shareholders shall have the rights and obligations set forth in the Registration Rights Addendum attached hereto with respect to the registration of the Brown & Brown Shares for sale and other matters addressed therein.

Article 2

Closing, Items to be Delivered,

Further Assurances, and Effective Date

Section 2.1 Closing. The consummation of the Merger under this Agreement (the "Closing") will take place at 9:00 a.m., local time, on the date on which all of the closing conditions set forth in Article 7 of this Agreement are satisfied including, without limitation, the filing of those documents or instruments necessary to effect the Merger pursuant to applicable state law (the "Closing Date"), at Buyer's offices of 401 E. Jackson Street, Suite 1700, Tampa, Florida 33602, unless another date or place is agreed to in writing by the parties hereto.

Section 2.2 Closing Obligations. At the Closing:

(a) The Shareholders will deliver to Buyer:

(i) certificates representing the Target Shares to Buyers, which certificates have been marked "CANCELED" by Target;

(ii) a release in the form of Exhibit 2.2(a)(ii), executed by each of the Shareholders (the "Release");

(iii) a pledge agreement in the form of Exhibit 2.2(a)(iii), executed by each of the Shareholders (the "Pledge Agreement"), along with executed stock powers for the Pledged Shares, with signatures guaranteed by a commercial bank or by a member firm of the New York Stock Exchange;

(iv) written opinion of counsel dated as of the Closing Date in substantially the form of Exhibit 2.2(a)(iv) with only such changes therein as shall be in form and substance reasonably satisfactory to Buyers (the "Opinion of Shareholders' Counsel");

(v) employment agreements, each substantially in the form of Exhibit 2.2(a)(v), executed by Evans, Hawkins, and Shearer, respectively (each a "Shareholder Employment Agreement" and collectively, the "Shareholder Employment Agreements");

(vi) Buyers' standard employment agreement, executed by each Target employee that Buyer intends to retain;

(vii) the Certificate of Merger, duly executed by Target, to be filed with the Secretary of State of the State of Oklahoma;

(viii) written consent for this Merger transaction, in form and substance reasonably acceptable to the Buyers, obtained from those parties identified on Schedule 3.5;

(ix) The Sellers shall have delivered Board of Directors resolutions, duly adopted in accordance with the OGCA, and such other instruments as Buyers may deem necessary or desirable, in their sole discretion, to evidence that Target has terminated, and Target shall have no liability whatsoever (including, without limitation, the making of any payment in connection with such termination) with respect to: (A) any Shareholder's employment agreement, or any agreement with Target regarding outstanding subscriptions, options, warrants, rights, securities (including, without limitation, those convertible or exchangeable into the capital stock or other ownership or equity interests of Target), contracts, agreements, commitments, understandings or other arrangements (whether oral or written) under which Target is bound or obligated to issue any additional shares of capital stock or rights to purchase shares of capital stock; (B) all of its Employee Benefits Plans (except Target's Employee Welfare Benefit Plans, as defined in Section 3.20(b) hereof), with such termination effective prior to the Closing Date, and all of its Employee Welfare Benefit Plans effective no later than August 1, 2001, along with a form notice to Target's employees, satisfactory to Buyers, regarding the termination of Target's Employee Welfare Benefit Plans, which notice shall be delivered to Target's employees promptly after Closing; (C) any life insurance policies on the lives of any of the executives and other officers of Target, together with any agreements to provide any of such policies at the expense of Target; and (D) any and all leases of employee vehicles and any agreements with employees related to the provision of Target vehicles, or for the payment of a periodic vehicle allowance, by Target (the "Target Board Resolutions"); and

(x) resolutions of the Shareholders, duly adopted and executed in accordance with the relevant provisions of the OGCA, approving the Merger and the other transactions contemplated herein, the Agreement, and the Ancillary Documents (the "Shareholder Resolutions"); and

(b) Buyers shall deliver to the Shareholders:

(i) certificates representing the number of Brown & Brown Shares to be issued to the Shareholders at the Closing pursuant to Section 1.8(a)(ii) hereof;

(ii) written opinion of counsel dated as of the Closing Date in substantially the form of Exhibit 2.2(b)(ii) with only such changes therein as shall be in form and substance reasonably satisfactory to Sellers (the "Opinion of Buyers' Counsel");

(iii) the Shareholder Employment Agreements, executed by Brown & Brown; and

(iv) the Certificate of Merger, duly executed by Merger Sub, to be filed with the Secretary of State of the State of Oklahoma.

Section 2.4 Mutual Performance. At or prior to the Closing, the parties hereto shall also deliver to each other the agreements, certificates, and other documents and instruments referred to in Articles 6 and 7 hereof.

Section 2.5 Third Party Consents. To the extent that the Merger may not be consummated hereunder without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to consummate such Merger if an attempted transfer would constitute a breach thereof or be unlawful, and the Shareholders, at their expense, shall use their best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted transfer would be ineffective or would impair Buyers' rights so that Buyers would not in effect acquire the benefit of all such rights, the Shareholders, to the maximum extent permitted by law, shall act after the Closing as Buyers' agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law, with Buyers in any other reasonable arrangement designed to provide such benefits to Buyers.

Section 2.6 Further Assurances. From time to time after the Closing, at Buyer's request, the Shareholders will execute, acknowledge and deliver to the Buyers such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as the Buyers may reasonably request in order to vest more effectively the Merger. Each of the parties hereto will cooperate with the others and execute, acknowledge and deliver to the other parties such other instruments and documents and take such other actions as may be reasonably requested from time to time by such other party as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

Section 2.7 Effective Date. The Effective Date of this Agreement and all related instruments executed at the Closing shall be the Merger Date.

Article 3

Representations and Warranties of the Sellers

The Sellers represent and warrant to the Buyers as follows:

Section 3.1 Organization. Target is a corporation organized and in good standing under the laws of Oklahoma and its status is active. Target has all requisite corporate power and authority and all necessary governmental approvals to own, lease, and operate its properties and to carry on its business as now being conducted. Target is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of its insurance agency business requires it to be so qualified.

Section 3.2 Authority. The Shareholders have the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholders and constitutes their valid and binding obligation, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, or similar laws from time to time in effect which offset creditors' rights generally, and general equitable principles.

Section 3.3 Capitalization. The Target Shares constitute all of the issued and outstanding shares of capital stock of Target. All of the Target Shares have been duly issued and are fully paid and nonassessable. All of the Target Shares are owned and held by the Shareholders, free and clear of all liens, encumbrances or other third-party rights of any kind whatsoever. There are no outstanding agreements, options, rights or privileges, whether preemptive or contractual, to acquire shares of capital stock or other securities of Target.

Section 3.4 Corporate Records. The Shareholders have delivered to Buyers correct and complete copies of the Certificate of Incorporation and Bylaws of Target, each as amended to date. The minute books containing the records of meetings of the shareholders, board of directors, and any committees of the board of directors, the stock certificate books, and the stock record books of Target are correct and complete and have been made available for inspection by Buyers. Target is not in default under or in violation of any provision of its Certificate of Incorporation or Bylaws.

Section 3.5 Consents and Approvals; No Violations. Except as set forth in Schedule 3.5, neither the execution, delivery or performance of this Agreement by the Shareholders nor the consummation by them of the transactions contemplated hereby nor compliance by them with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Target, (b) except with respect to the filing of the Certificate of Merger with the Secretary of State of Oklahoma, require any filing with, or permit, authorization, consent, or approval of, any court, arbitral tribunal, administrative agency or commission, or other governmental or regulatory authority or agency (each a "Governmental Entity"), except where the failure to obtain such permits, authorizations, consents, or approvals or to make such filings would not have a material adverse effect, (c) result in a violation or breach of, or constitute a default (or give rise to any right of termination, amendment, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, lease, license, agreement, or other instrument or obligation to which any of the Shareholders or Target is a party or by which any of the Shareholders or Target or any of their respective properties or assets may be bound, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Shareholders or Target, or any of their respective properties or assets, except in the case of (c) or (d) above for violations, breaches or defaults that would not, individually or in the aggregate, have a material adverse effect on Target or Buyer's ownership of the Target Shares.

Section 3.6 No Third Party Options. Except as set forth in Schedule 3.6, there are no existing agreements, options, commitments, or rights with, of or to any person to acquire any of Target's capital stock, assets, properties or rights, or any interests therein.

Section 3.7 Financial Statements. The Shareholders have delivered to Buyers true and complete copies of (a) Target's and the LLCs' consolidated balance sheet as of February 28, 2001 and the related statement of income for the twelve (12) months then ended, and (b) Target's and the LLCs' consolidated balance sheet at May 31, 2001 (the "Balance Sheet Date"), and the related statement of income for the three (3) months then ended. All of such financial statements were prepared internally by Target and have not been externally reviewed or audited, but were prepared in accordance with Target's standard accounting principles, consistently applied throughout the periods involved. Such balance sheets fairly present the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of Target at the dates indicated and such statements of income fairly present the results of operations for the periods then ended. Target's financial books and records are accurate and complete in all material respects.

Section 3.8 Absence of Certain Changes. Since the Balance Sheet Date, there have been no events or changes having a material adverse effect on the assets, liabilities, financial condition or operations of Target or, to the Shareholders' or Target's Knowledge (as defined in Section 10.2 of this Agreement), on the future prospects of Target. Since the Balance Sheet Date, Target has not made any distributions or payments to shareholders (other than normal compensation that may have been paid to the Shareholders in their capacity as bona fide employees) and has not entered into any agreements other than in the ordinary course of business. Since the Balance Sheet Date, Target has carried on business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and has not taken any unusual actions in contemplation of this transaction except to the extent that Buyers have given their prior specific consent.

Section 3.9 Assets. (a) Except with respect to any liens in favor of Continental Casualty Company (CNA) and First Pryority Bank f/k/a First National Bank of Pryor Creek, Target owns and holds, free and clear of any lien, charge, pledge, security interest, restriction, encumbrance or third-party interests of any kind whatsoever (including insurance company payables), sole and exclusive right, title, and interests in and to the customer expiration records for those customers listed in Schedule 3.9(a), together with the exclusive right to use such records and all customer accounts, copies of insurance policies and contracts in force, and all files, invoices and records pertaining to the customers, their contracts and insurance policies, and all related information. All customer accounts listed in Schedule 3.9(a) represent current customers of Target and none of such accounts has been cancelled or transferred as of the date hereof. Except as otherwise set forth in Schedule 3.9(a), none of the accounts shown in Schedule 3.9(a) represents business that has been brokered through a third party.

(b) The names "Insurance Professionals Inc.", "IPI" and "Beacon Insurance Agencies" are the only trade names used by Target within the past three (3) years. No party has filed a claim during the past three (3) years against Target alleging that it has violated, infringed on or otherwise improperly used the intellectual property rights of such party, or, if so, the claim has been settled with no existing liability to Target and, to the Knowledge of the Shareholders or Target, Target has not violated or infringed any trademark, trade name, service mark, service name, patent, copyright or trade secret held by others.

(c) To the Shareholders' or Target's Knowledge, the computer software of Target performs in accordance with the documentation and other written material used in connection therewith, is substantially free of defects in programming and operation. The Shareholders have delivered to Buyers complete and correct copies of all user and technical documentation related to such software.

(d) Target or the LLCs owns or leases all tangible assets necessary for the conduct of its business. All equipment, inventory, furniture and other assets owned or leased by Target or the LLCs in their business are in a state of good repair and maintenance, having regard for the purposes of which they are used, and the purposes for which such assets are used and for which they are held by Target or the LLCs are not, to the Shareholders' or Target's Knowledge, in violation of any statute, regulation, covenant or restriction. Target or the LLCs owns or leases all office furniture, fixtures and equipment in its offices located in Pryor, Oklahoma.

(e) All notes and accounts receivables of Target are reflected properly on its books and records, are valid receivables subject to no set-offs or counterclaims either asserted to date or of which the Shareholders or Target has Knowledge, are presently current and collectible, and will be collected in accordance with their terms at their recorded amounts. All of Target's accounts payable, including accounts payable to insurance carriers, are current and reflected properly on its books and records, and will be paid in accordance with their terms at their recorded amounts.

Section 3.10 Undisclosed Liabilities. Target has no liabilities, and there is no reasonable basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against Target giving rise to any liability, except (a) those liabilities reflected in the June 30, 2001 consolidated balance sheet of Target and the LLCs, and (b) liabilities which have arisen after June 30, 2001 in the ordinary course of business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of law, or arose from any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand). Except as set forth in Schedule 3.10, Target has not guaranteed the obligations of any third party, including, without limitation, guarantees relating to premium financing on behalf of its customers.

Section 3.11 Litigation and Claims. Except as disclosed in Schedule 3.11, there is no suit, claim, action, proceeding or investigation pending or, to the Shareholders' or Target's Knowledge, threatened against Target, and there is no basis for such a suit, claim, action, proceeding or investigation. Target is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have an adverse effect on Target or would prevent the Shareholders from consummating the transactions contemplated hereby. No voluntary or involuntary petition in bankruptcy, receivership, insolvency, or reorganization with respect to the Shareholders or Target has been filed by or, to the Knowledge of the Shareholders or Target, against the Shareholders or Target, nor will the Shareholders or Target file such a petition prior to the Closing Date or for one hundred (100) days thereafter, and if such petition is filed by others, the same will be promptly discharged. Each of the Shareholders is solvent on the date hereof and will be solvent on the Closing Date. Neither the Shareholders nor Target has, and at the Closing Date will not have, made any assignment for the benefit of creditors, or admitted in writing insolvency or that its property at fair valuation will not be sufficient to pay its debts, nor will the Shareholders permit any judgment, execution, attachment, or levy against them or their properties to remain outstanding or unsatisfied for more than ten (10) days.

Section 3.12 Compliance with Applicable Law. Target holds all permits, licenses, variances, exemptions, orders, and approvals of all Governmental Entities necessary for the lawful conduct of its business (collectively, the "Permits"). Target is in compliance with the terms of the Permits, except where the failure to comply would not have an adverse effect. Target is not conducting business in violation of any law, ordinance or regulation of any Governmental Entity (including, without limitation, the Gramm-Leach Bliley Financial Services Modernization Act of 1999 and any applicable federal or state regulations promulgated pursuant thereto), except for possible violations that individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have an adverse effect on its business. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to Target is pending or, to the Knowledge of the Shareholders or Target, threatened, nor has any Governmental Entity indicated an intention to conduct the same.

Section 3.13 Tax Returns and Audits. Target has timely filed all federal, state, local and foreign tax returns, including all amended returns, in each jurisdiction where Target is required to do so or has paid or made provision for the payment of any penalty or interests arising from the late filing of any such return, has correctly reflected all taxes required to be shown thereon, and has fully paid or made adequate provision for the payment of all taxes that have been incurred or are due and payable pursuant to such returns or pursuant to any assessment with respect to taxes in such jurisdictions, whether or not in connection with such returns. Target is not currently subject to any audits with respect to any federal, state, local or foreign tax returns required to be filed and there are no unresolved audit issues with respect to prior years' tax returns. There are no circumstances or pending questions relating to potential tax liabilities nor claims asserted for taxes or assessments of Target that, if adversely determined, could result in a tax liability for any period prior to, including, or beginning after the Closing Date or on Target's practices in computing or reporting taxes. Target has not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. Target is not holding any unclaimed property that it is required to surrender to any state taxing authority including, without limitation, any uncashed checks or unclaimed wages, and Target has timely filed all unclaimed property reports required to be filed with such state taxing authorities. Target does not purge its records of uncashed checks periodically.

Section 3.14 Contracts. (a) Schedule 3.14 lists all material contracts, agreements and other written arrangements to which Target is a party, including, without limitation, the following:

(i) any written arrangement (or group of written arrangements) for the furnishing or receipt of services that calls for performance over a period of more than one (1) year;

(ii) any written arrangement concerning a partnership or joint venture;

(iii) any written arrangement (or group of written arrangements) under which Target has created, incurred or assumed or may create, incur or assume indebtedness (including capitalized lease obligations) involving more than $10,000.00 or under which it has imposed (or may impose) a security interest on any of its assets, tangible or intangible;

(iv) any employment agreement;

(v) any written arrangement concerning confidentiality or non-competition;

(vi) any written arrangement involving Target and its present or former affiliates, officers, directors or shareholders;

(vii) any written arrangement under which the consequences of a default or termination could have a material adverse effect on the assets, liabilities, business, financial condition, operations or future prospects of Target; or

(viii) any other written arrangement (or group of related arrangements) either involving more than $10,000.00 or not entered into in the ordinary course of business.

(b) Target is not a party to any verbal contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Schedule 3.14. The Shareholders have delivered to Buyers a correct and complete copy of each written arrangement, as amended to date, listed in Schedule 3.14. Each such contract, agreement and written arrangement is valid and enforceable in accordance with its terms, and no party is in default under any provision thereof.

Section 3.15 Non-Solicitation Covenants. Target is not a party to any agreement that restricts its ability to compete in the insurance agency industry or solicit specific insurance accounts.

Section 3.16 Insurance Policies. Schedule 3.16 sets forth a complete and correct list of all insurance policies held by Target with respect to its business, and true and complete copies of such policies have been delivered to Buyers. Target has substantially complied with all the provisions of such policies and the policies are in full force and effect.

Section 3.17 Errors and Omissions; Employment Practices Liability. (a) Target has not incurred any liability or taken or failed to take any action that may reasonably be expected to result in (i) a liability for errors or omissions in the conduct of its insurance business or (ii) employment practices liability (EPL), except such liabilities as are fully covered by insurance. All errors and omissions (E&O) and EPL lawsuits and claims currently pending or threatened against Target are set forth in Schedule 3.11. Target has E&O insurance coverage in force, with minimum liability limits of $2 million per occurrence and $6 million aggregate, with a deductible of $5,000.00, and the Sellers will provide to Buyer a certificate of insurance evidencing such coverage prior to or on the Closing Date. Target has had the same or higher levels of E&O coverage continuously in effect for at least the past five (5) years.

(b) Target has EPL insurance coverage in force, with minimum liability limits of $1 million per occurrence and $1 million aggregate, with a deductible of $5,000.00 per claim, and the Sellers will provide to Buyer a certificate of insurance evidencing such coverage prior to or on the Closing Date. Target has had the same or higher levels of EPL coverage continuously in effect for at least the past three (3) years.

Section 3.18 Employee Dishonesty Coverage. Schedule 3.18 sets forth a complete and correct list of all employee dishonesty bonds or policies, including the respective limits thereof, held by Target in the three (3) year period prior to the Closing Date, and true and complete copies of such bonds or policies have been delivered to Buyers. Target has complied with all the provisions of such bonds or policies and Target has an employee dishonesty bond or policy in full force and effect as of the Closing Date.

Section 3.19 Employees. Except as disclosed in Schedule 3.14, all employees of Target are employees at will, and Target is not a party to any written contract of employment.

Section 3.20 Employee Benefit Plans. Schedule 3.20 lists each Employee Benefit Plan (as defined below) that Target or any trade or business, whether or not incorporated, that together with Target would be deemed a "single employer" within the meaning of Section 4001 of ERISA (as defined below) (a "Target ERISA Affiliate") maintains or to which Target or any Target ERISA Affiliate contributes.

(a) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws. No such Employee Benefit Plan is under audit by the Internal Revenue Service or the U.S. Department of Labor or comparable state agency.

(b) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1s, and summary plan descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan that is an "Employee Welfare Benefit Plan" as such term is defined in ERISA Section 3(1).

(c) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been paid to each such Employee Benefit Plan that is an "Employee Pension Benefit Plan" as such term is defined in ERISA Section 3(2), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Target. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(d) Each such Employee Benefit Plan that is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Section 401(a) and has received, within the last two (2) years, a favorable determination letter from the Internal Revenue Service.

(e) The market value of assets under each such Employee Benefit Plan that is an Employee Pension Benefit Plan (other than any "Multiemployer Plan" as such term is defined in ERISA Section 3(37)) equals or exceeds the present value of all vested and nonvested liabilities thereunder determined in accordance with Pension Benefit Guaranty Corporation ("PBGC") methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

(f) Target has delivered to Buyers correct and complete copies of the plan documents and summary plan descriptions, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements that implement each such Employee Benefit Plan.

(g) With respect to each Employee Benefit Plan that Target or any Target ERISA Affiliate maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute:

(i) No such Employee Benefit Plan that is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a "Reportable Event" (as such term is defined in ERISA Section 4043) as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of the Shareholders or Target, threatened.

(ii) There have been no "Prohibited Transactions" as defined in ERISA Section 406 and Code Section 4975 with respect to any such Employee Benefit Plan. No "Fiduciary" as defined in ERISA Section 3(21) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Shareholders or Target, threatened. None of the Shareholders and the directors and officers (and employees with responsibility for employee benefits matters) of Target has any Knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.

(iii) Target has not incurred, and none of Target, the Shareholders and the directors and officers (and employees with responsibility for employee benefits matters) of Target has any reason to expect that Target shall incur, any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any such Employee Benefit Plan that is an Employee Pension Benefit Plan.

(iv) Neither Target nor any Target ERISA Affiliate contributes to, nor has ever been required to contribute to, any Multiemployer Plan or has any liability (including withdrawal liability) under any Multiemployer Plan.

(v) Neither Target nor any Target ERISA Affiliate maintains or contributes, nor has ever maintained or contributed, or has ever been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

As used in this Agreement, the term "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

Section 3.21 Intellectual Property.

(a) Target owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property (as defined below) necessary for the operation of the businesses of Target as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by Target immediately prior to the Closing hereunder shall be owned or available for use by Merger Sub on identical terms and conditions immediately subsequent to the Closing hereunder. Target has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

(b) To Target's or the Shareholder's Knowledge, Target has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Shareholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of Target has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Target must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Shareholders or Target, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Target.

(c) Target has no patents issued in its name, or patent applications filed or pending. Schedule 3.21(c) identifies each license, agreement, or other permission that Target has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Target has delivered to Buyers correct and complete copies of all such registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to Buyers correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 3.21(c) also identifies each trade name and registered or unregistered trademark or service mark used by Target. With respect to each item of Intellectual Property required to be identified in Schedule 3.21(c):

(i) Target possesses all right, title, and interest in and to the item, free and clear of any security interest, license, or other restriction;

(ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened that challenges the legality, validity, enforceability, use, or ownership of the item; and

(iv) Target has no outstanding agreements to indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(d) Schedule 3.21(d) identifies each item of Intellectual Property that any third party owns and that Target uses pursuant to license, sublicense, agreement, or permission. Target has delivered to Buyers correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). To the Shareholders' or Target's Knowledge, with respect to each item of Intellectual Property required to be identified in Schedule 3.21(d):

(i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(ii) the license, sublicense, agreement, or permission shall continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article 2 above);

(iii) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred that with notice or default or permit termination, modification, or acceleration thereunder;

(iv) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(v) with respect to each sublicense, the representations and warranties set forth in clauses (i) through (iv) above are true and correct with respect to the underlying license;

(vi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Shareholders or Target, is threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

(viii) Target has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(e) To the Knowledge of the Shareholders or Target, Target shall not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

Section 3.22 Environment, Health, and Safety.

(a) Target has materially complied with all Environmental, Health, and Safety Laws, and has received no written notice that any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand has been filed or commenced against it alleging any failure so to comply. Without limiting the generality of the preceding sentence, each of Target and its predecessors and affiliates has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations that are required under, and has materially complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables that are contained in, all Environmental, Health, and Safety Laws.

(b) Target has no liability (and, to the Knowledge of Target and the Shareholders, none of Target and its predecessors and affiliates has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Target giving rise to any liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to, any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

(c) All properties and equipment used in the business of Target and its predecessors and affiliates have been free of asbestos, polychlorinated biphenyls (PCBs), methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

(d) As used in this Agreement, the term:

(i) "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes;

(ii) "Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended; and

(iii) "Hazardous Materials" means any "toxic substance" as defined in 15 U.S.C. Section 2601 et seq. on the date hereof, including materials designated on the date hereof as "hazardous substances" under 42 U.S.C. Section 9601 et seq. or other applicable laws, and toxic, radioactive, caustic, or otherwise hazardous substances, including petroleum and its derivatives, asbestos, PCBs, formaldehyde, chlordane and heptachlor.

Section 3.23 Pooling-of-Interests Accounting Matters. Except as set forth on Schedule 3.23(a), (i) Target has never been a subsidiary or division of another corporation or a part of an acquisition which was later rescinded; (ii) within the past two (2) years, there has not been any sale, spin-off or split-up of a significant amount of assets of Target other than in the ordinary course of business; (iii) Target owns no shares of the capital stock of Brown & Brown; (iv) Target has not acquired any shares of its capital stock during the past two (2) years; (v) as of the Effective Time, Target has no obligation (whether contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any distribution in respect thereof; (vi) neither the voting stock structure of Target nor the relative ownership of shares among the Shareholders has been altered or changed within the last two (2) years in contemplation of the Merger; and (vii) none of the shares of the capital stock of Target were issued pursuant to awards, grants or bonuses.

(b) To the Knowledge of each of the Sellers, neither Target nor any Shareholder has taken or agreed to take any action that would prevent Brown & Brown from accounting for this transaction as a pooling of interests. Without limiting the generality of the foregoing, to the Knowledge of the Shareholders or Target, no "Affiliate" (as defined below) of Target has, during a period of thirty (30) days prior to the date of this Agreement, sold, pledged, hypothecated, or otherwise transferred or encumbered any capital stock of Target held by such Affiliate. For purposes of this Agreement, the term "Affiliate" means any officer, director, or owner of ten percent (10%) or more of the voting capital stock of Target.

(c) As of the Closing Date, no Shareholder has entered into any agreement to sell, pledge, hypothecate, or otherwise transfer or encumber the Brown & Brown Shares.

Section 3.24 Securities Law Representations. (a) The Shareholders were granted access to the business premises, offices, properties, and business, corporate and financial books and records of Buyers. The Shareholders were permitted to examine the foregoing records, to question officers of Buyers, and to make such other investigations as they considered appropriate to determine or verify the business and financial condition of Buyers. Buyers furnished to the Shareholders all information regarding its business and affairs that the Shareholders requested, including, without limitation, (i) Buyer's Annual Report on Form 10-K for the year ended December 31, 2000, (ii) Amendment to Buyer's Annual Report on Form 10-K/A for the year ended December 31, 2000, (iii) Buyer's Annual Report to Shareholders for the year ended December 31, 2000, (iv) the Proxy Statement for Buyer's 2001 Annual Meeting of Shareholders, (v) Buyer's Report on Form 8-K filed on January 18, 2001, (vii) Amendment to Buyer's Report on Form 8-K/A filed on March 20, 2001, (viii) Second Amendment to Buyer's Report on Form 8-K/A filed on March 23, 2001, and (ix) Buyer's Quarterly Report on Form 10-Q for the three (3) months ended March 31, 2001.

(b) Each Shareholder recognizes that the Brown & Brown Shares will, when issued, not be registered under the Securities Act of 1933, as amended (the "Securities Act") and will therefore, unless and until a registration statement with respect to the Brown & Brown Shares is declared effective by the Securities and Exchange Commission (the "SEC"), constitute "restricted securities" as defined pursuant to Rule 144(a)(3) under the Securities Act under which means, among other things, that the Shareholders generally will not be able to sell the Brown & Brown Shares for a period of at least one (1) year following the Closing Date, and may not be sold, offered for sale, transferred, pledged, hypothecated or otherwise disposed of except in compliance with the Securities Act, as such, by way of illustration but without limitation, in compliance the safe harbor provisions of Rule 144; further, the legal consequences of the foregoing mean that the Shareholder must bear the economic risk of the investment in the Brown & Brown Share for an indefinite period of time; further, if the Shareholder desires to sell or transfer all or any part of the Brown & Brown Shares, Buyer may require the Shareholder's counsel to provide a legal opinion that the transfer may be made without registration under the Securities Act; further, other restrictions discussed elsewhere herein may be applicable; further, the Shareholder is subject to the restriction on transfer described herein and Buyer will issue stop transfer orders with Buyer's transfer agent to enforce such restrictions; further, the Brown & Brown Shares will bear a legend restricting transfer; and further, the following paragraph, or language substantially equivalent thereto, will be inserted in or stamped on the certificates evidencing the same:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND SUCH SHARES HAVE BEEN ACQUIRED FOR INVESTMENT. THIS STOCK MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING THE SAME UNDER THE SECURITIES ACT OF 1933 OR OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE SECURITIES LAWS.

(c) Because of their considerable knowledge and experience in financial and business matters, each of the Shareholders is able to evaluate the merits, risks, and other factors bearing on the suitability of the Brown & Brown Shares as an investment. Each of the Shareholders, individually or by virtue of a "purchaser representative" (as defined pursuant to Rule 501(h) under the Securities Act), qualifies as an "accredited investor" as defined under Rule 501(a) under the Securities Act.

(d) Each Shareholder's annual income and net worth are such that he would not now be, and does not contemplate being, required to dispose of any investment in the Brown & Brown Shares, including the risk of losing all or any part of his investment and the inability to sell, transfer, pledge, or otherwise dispose of any of the Brown & Brown Shares for an indefinite period.

(e) Each Shareholder's acquisition of the Brown & Brown Shares will be solely for his own account, as principal, for investment, and not with a view to, or for resale in connection with, any underwriting or distribution.

Section 3.25 No Misrepresentations. None of the representations and warranties of the Shareholders set forth in this Agreement or in the attached Schedules, notwithstanding any investigation thereof by Buyers, contains any untrue statement of a material fact, or omits the statement of any material fact necessary to render the statements made not misleading.

Article 4

Representations and Warranties of Buyers

Each of the Buyers represents and warrants to the Shareholders as follows:

Section 4.1 Organization. Each of the Buyers is a corporation organized under the laws of Florida and its status is active. Each Buyer has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted. Each Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and be in good standing would not in the aggregate have a material adverse effect.

Section 4.2 Authority. Each Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of each Buyer and no other corporate proceeding on the part of either Buyer is necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by each Buyer and constitutes its valid and binding obligation, enforceable against each Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect which offset creditors' rights generally and general equitable principles.

Section 4.3 Consents and Approvals; No Violations. Neither the execution, delivery or performance of this Agreement by Buyers nor the consummation by Buyers of the transactions contemplated hereby nor compliance by Buyers with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of either Buyer, (b) except with respect to the filing of the Certificate of Merger with the Secretary of State of Oklahoma, require any filing with, or permit authorization, consent, or approval of, any Governmental Entity, except where the failure to obtain such permits, authorizations, consents, or approvals or to make such filings would not have a material adverse effect, (c) result in a violation or breach of, or constitute a default (or give rise to any right of termination, amendment, cancellation, or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, lease, license, agreement, or other instrument or obligation to which either Buyer is a party or by which either Buyer or its properties or assets may be bound, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to either Buyer or any of its properties or assets, except in the case of (c) or (d) above for violations, breaches or defaults that would not, individually or in the aggregate, have a material adverse effect.

Section 4.4 SEC Reports and Financial Statements. Buyer has filed with the SEC, and has heretofore made available to the Sellers true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 2000 under the Securities Exchange Act of 1934 (the "Exchange Act") or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Buyer SEC Documents"). The Buyer SEC Documents, including without limitation any financial statements and schedules included therein, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements of Buyer included in the Buyer SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Buyer and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

Section 4.5 Absence of Certain Changes. Except as disclosed in the Brown & Brown SEC Documents, since December 31, 2000, there have been no events, changes or events having, individually or in the aggregate, a material adverse effect on Buyers.

Section 4.6 No Undisclosed Liabilities. Except as and to the extent set forth in Buyer's Quarterly Report on Form 10-Q for the three (3)-month period ended March 31, 2001, as of March 31, 2001, Buyer had no liabilities or obligations, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of Buyer and its subsidiaries. Since March 31, 2001, Buyer has not incurred any liabilities, whether or not accrued, contingent or otherwise, outside the ordinary course of business or that would have, individually or in the aggregate, a material adverse effect on Buyer.

Section 4.7 Litigation. Except as disclosed in the Brown & Brown SEC Documents filed prior to the date of this Agreement, there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of Brown & Brown, threatened against Brown & Brown or any of its subsidiaries before any Governmental Entity that, individually or in the aggregate, is reasonably likely to have a material adverse effect on Brown & Brown or would prevent Brown & Brown from consummating the transactions contemplated by this Agreement. Except as disclosed in the Brown & Brown SEC Documents, neither Brown & Brown nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have a material adverse effect on Brown & Brown or would prevent either Buyer from consummating the transactions contemplated hereby.

Section 4.8 Accounting Matters. (a) To the Knowledge of Buyers, neither Buyer nor any of their respective affiliates has through the date of this Agreement taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by Target or any of its affiliates) would prevent the parties from accounting for the transaction to be effected by this Agreement as a pooling of interests.

(b) Without limiting the generality of Section 4.8(a), to the Knowledge of Buyers, no Affiliate of either Buyer has, during a period of thirty (30) days prior to the date of this Agreement, sold, pledged, hypothecated, or otherwise transferred or encumbered any Brown & Brown Shares held by such Affiliate.

Section 4.9 Errors and Omissions. Neither Buyer has incurred any material liability or taken or failed to take any action that may reasonably be expected to result in a material liability for errors or omissions in the conduct of its insurance business, except such liabilities as are fully covered by insurance and those disclosed in the Brown & Brown SEC Documents. Buyers have errors and omission (E&O) insurance coverage in force, with minimum liability limits of $75,000,000.00 per occurrence and $75,000,000.00 aggregate, with a deductible of $250,000.00.

Section 4.10 Securities Law Representations. Buyers were granted access to the business premises, offices, properties, and business, corporate and financial books and records of Target. Buyers were permitted to examine the foregoing records, to question officers of Target, and to make such other investigations as it considered appropriate to determine or verify the business and financial condition of Target. The Shareholders furnished to Buyers all information regarding the business and affairs of Target that Buyers requested.

Article 5

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Article 6

Additional Agreements

Section 6.1 Access to Information. Upon reasonable notice, Target shall, and the Shareholders shall cause Target to, afford to the officers, employees, accountants, counsel, and other authorized representatives of Buyers full access, during the period prior to the Closing Date, to all of the properties, books, contracts, commitments, records, and senior management of Target. Unless otherwise required by law, Buyers will hold any such information that is nonpublic in confidence, will not use such information in its business if the transaction does not close, and will return such information if the transaction does not close.

Section 6.2 Expenses. Whether or not the transaction is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 6.3 Brokers or Finders. Each of the parties represents, as to itself, its subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor, or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, and each of the parties agrees to indemnify and hold the others harmless from and against any and all claims, liabilities, or obligations with respect to any fees, commissions, or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

Section 6.4 Additional Agreements; Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other parties.

Section 6.5 Non-Competition Covenants. Given the statewide nature of Target's business, each of the Shareholders agrees that he shall not, directly or indirectly, for a period of five (5) years beginning on the Closing Date (the "Restricted Period"), engage in, or be or become the owner of an equity interest in, or otherwise consult with, be employed by, or participate in the business of, any entity (other than Buyers) engaged in the insurance agency business within the State of Oklahoma, or within those counties within the States of Kansas, Missouri or Arkansas that adjoin those states' respective borders with the State of Oklahoma. Without limiting the foregoing, none of the Shareholders shall, during the Restricted Period, (a) solicit, divert, accept business from, nor service, directly or indirectly, as insurance solicitor, insurance agent, insurance broker or otherwise, for his account or the account of any other agent, broker, or insurer, either as owner, shareholder, promoter, employee, consultant, manager or otherwise, any account that is part of the Purchased Book of Business or any insurance account then serviced by Buyer, or (b) hire or directly or indirectly solicit any employees of Buyer or its affiliates to work for any Shareholder or any of their affiliates, or any company that competes with Buyer or its affiliates. The Shareholders acknowledge that the confidentiality and non-solicitation covenants to be contained in any employment agreements they may enter into with Buyers will be in addition to, and will not supersede or be subordinate to, the non-competition covenants contained in this Section 6.5.

Section 6.6 Pooling-of-Interests Accounting Matters. Neither Target nor any of the Shareholders shall knowingly take any action, or knowingly fail to take any action, that would jeopardize the treatment of this transaction as a "pooling of interests" for accounting purposes. Without limiting the generality of the foregoing, each of the Shareholders agrees that they would each be deemed "Affiliates" of Target (as such term is defined in Section 3.23(b) of this Agreement) and that, in order to preserve the pooling-of-interests treatment of this transaction, such Shareholder shall not sell, pledge, hypothecate, or otherwise transfer or encumber any Brown & Brown Shares issued to such Shareholder under this Agreement until the final results of at least thirty (30) days of post-Closing combined operations have been published by Brown & Brown, via the issuance of a quarterly earnings report or other means at Brown & Brown's sole discretion.

Section 6.7 Remedy for Breach of Covenants. In the event of a breach of the provisions of Section 6.5 or 6.6, Buyers shall be entitled to injunctive relief as well as any other applicable remedies at law or in equity. Should a court of competent jurisdiction declare the covenants set forth in Section 6.5 or 6.6 unenforceable due to a unreasonable restriction, duration, geographical area or otherwise, the parties agree that such court shall be empowered and shall grant Buyers and their affiliates injunctive relief to the extent reasonably necessary to protect their respective interests. The Shareholders each acknowledge that the covenants set forth in Sections 6.5 and 6.6 represent an important element of Target's value and were a material inducement for Buyers to enter into this Agreement.

Section 6.8 Successor Rights. The covenants contained in Section 6.5 and 6.6 shall inure to the benefit of any successor in interests of either Buyer by way of merger, consolidation, sale or other succession.

Section 6.9 Errors and Omissions Extended Reporting ("Tail") Coverage; Employment Practices Liability and Employee Dishonesty Coverage. On or prior to the Closing Date, the Shareholders shall cause Target to purchase, at Target's expense, a tail coverage extension on Target's errors and omissions (E&O) insurance policy. Such E&O tail coverage shall extend for a period of at least five (5) years from the Closing Date, shall have the same coverages and deductibles currently in effect, and shall otherwise be in form reasonably acceptable to Buyers. A Certificate of Insurance evidencing each such coverage shall be delivered to Buyers at or prior to Closing.

Section 6.10 Environmental Protection Policy. On or prior to the Closing Date, the Shareholders shall cause Target to purchase, at Target's expense, an environmental protection policy with respect to that certain piece of real property formerly owned by Target, designated as lot numbered five (5) in block numbered nineteen (19) in the original town of Disney, in Mayes County, Oklahoma, according to the official survey and plat filed thereof, which real property was sold by Target via joint tenancy warranty deed on June 29, 2001 (the "Real Property"). Such coverage shall extend for a period of at least five (5) years from the Closing Date, shall have a coverage limit of at least $1 million, shall name Buyers as named insureds, and shall otherwise be in form acceptable to Buyers in their sole discretion. A Certificate of Insurance evidencing such coverage shall be delivered to Buyers at or prior to Closing.

Section 6.11 Tax Clearance Letters. Prior to Closing, Target and Merger Sub shall each request from the Oklahoma Tax Commission a letter stating that Target's franchise tax has been paid for the current fiscal year, which letters, upon Closing, shall be included with the Certificate of Merger for filing with the Oklahoma Secretary of State (the "Tax Clearance Letters").

Section 6.12 Release. The Shareholders each agree on the Closing Date to execute and deliver the Release.

Section 6.13 Pledge Agreement. The parties agree on the Closing Date to enter into the Pledge Agreement.

Section 6.14 Shareholder Employment Agreements. Brown & Brown and each of the Shareholders agree on the Closing Date to enter into the respective Shareholder Employment Agreements.

Section 6.15 Schedules. The Shareholders agree prior to the Closing Date to deliver Schedules in form and substance satisfactory to Buyers.

Section 6.16 Certificate of Merger. Merger Sub and Target each agree on the Closing Date to execute the Certificate of Merger, and Merger Sub agrees to file such duly executed Certificate of Merger promptly after the Closing.

Section 6.17 Confidentiality. The parties agree to maintain the existence of this transaction and the terms hereof in confidence, until the earliest of the following circumstances occurs: (a) the parties mutually agree to release such information to the public; (b) Buyers reasonably conclude that such disclosure is required by law; or (c) the Closing has occurred and ownership of the Target Shares has passed to Buyers.

Section 6.18 Preparation of Tax Return. The Shareholders recognize that a year-to-date income tax return must be prepared and filed for Target as a result of this transaction and that the Shareholders are primarily responsible for preparing this return. The Shareholders therefore agree to prepare this return promptly after the Closing, at their expense, and deliver it to Target to review and file. Buyers shall be solely responsible for any changes they make to the return prepared by the Shareholders.

Section 6.19 Employee Benefits; Credit for Service with Target. With respect to any Employee Benefit Plan (as defined in Section 3.20 hereof) maintained or sponsored by Buyers, any waiting period for eligibility or vesting under any such Employee Benefit Plan shall provide Target employees whom Buyers wish to retain with credit for such employees' prior service with Target. In addition, such Target employees shall receive credit for prior service in determining vacation and sick days under Buyers' vacation and sick day policies as applicable.

Article 7

Conditions

Section 7.1 Conditions to Each Party's Obligation. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction prior to or on the Closing Date of the following conditions:

(a) Approvals. All authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, the failure to obtain which would have a material adverse effect on Target, shall have been filed, occurred, or been obtained.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transaction shall be in effect.

(c) Tax Clearance Letters. Target and Merger Sub shall have each delivered a Tax Clearance Letter from the OTC as described in Section 6.10 hereof.

(d) LLCs Merger Agreement. The transactions contemplated by the LLCs Merger Agreement shall become effective simultaneously with the transactions contemplated by this Agreement.

Section 7.2 Conditions to Obligations of Buyers. The obligation of Buyers to effect the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, unless waived by Buyers:

(a) Representations and Warranties. The representations and warranties of the Shareholders set forth in this Agreement shall be true and correct in all material respects as of the Closing Date.

(b) Performance of Obligations by the Shareholders. The Shareholders shall have performed all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c) Employment Agreements. (A) Each Shareholder shall have executed and delivered to Buyers a copy of his respective Shareholder Employment Agreement, and (A) each employee of Target that Buyers intend to retain shall have executed and delivered to Buyers a copy of an employment agreement with Brown & Brown or Merger Sub, as the case may be, which employment agreements contain confidentiality and non-solicitation provisions.

(d) Due Diligence. Buyers shall be satisfied, in their sole discretion, with the results of their due diligence investigation of Target.

(e) Opinion of the Shareholders' Counsel. The Shareholders shall have delivered to Buyers a written opinion of counsel dated as of the Closing Date in substantially the form attached hereto as Exhibit 2.2(a)(iv) with only such changes therein as shall be in form and substance reasonably satisfactory to Buyers.

(f) Pledge Agreement. The Shareholders shall have executed and delivered to Buyers the Pledge Agreement.

(g) Release. Each Shareholder shall have executed and delivered to Buyers the Release.

(h) Schedules. The Shareholders shall have delivered to Buyers those Schedules required under this Agreement to delivered by the Shareholders to Buyers.

(i) Certificate of Merger. Target shall have executed and delivered to Buyers the Certificate of Merger.

(j) E&O, EPL and Employee Dishonesty Coverages. The Shareholders shall have delivered or caused to be delivered to Buyers a Certificate of Insurance evidencing Target's E&O tail coverage policies required under Section 6.9, and shall deliver evidence of Target's EPL and employee dishonesty coverages as set forth in Sections 3.17(b) and 3.18, respectively.

(k) Environmental Protection Policy. The Shareholders shall have delivered or caused to be delivered to Buyers a Certificate of Insurance evidencing the Environmental Protection policy coverage with respect the Real Property as required under Section 6.10.

(l) Adverse Changes. There shall have been no material adverse change to the business or financial condition of Target since the Balance Sheet Date.

(m) Buyers' Board Approval. Buyers' Boards of Directors shall have approved the Merger, this Agreement and the transactions and other agreements, instruments and documents contemplated herein (including, without limitation, approval for credit to retained Target employees for prior service with Target with respect to Buyers' Employee Benefit Plans, as set forth in Section 6.19 hereof), and Brown & Brown's Board of Directors shall have approved the issuance of the Brown & Brown Shares to the Shareholders.

(n) Approval of Shareholders and Target. Target and the Shareholders shall have delivered to Buyers resolutions evidencing the Shareholders' and Target's Board of Director's approval of the Merger, this Agreement and the transactions and other agreements, instruments and documents contemplated herein.

(o) Tangible Net Worth. Buyers shall be satisfied that Target, CompVantage and Indian Programs have a consolidated tangible net worth as of the Closing Date, after appropriate reductions including, but not limited to, the cost of purchasing the E&O tail coverage policies required under Section 6.9 hereof and the corresponding section of the LLCs Merger Agreement, all distributions to the Shareholders, and the write-off of all accounts receivables of Target or the LLCs aged over fifty-nine (59) days of the Closing Date (the "Aged Accounts Receivable"), of at least $200,000.00; provided, however, that Buyers hereby agree to assign all right, title and ownership to such written-off Aged Accounts Receivable to the Shareholders.

(p) Target Board Resolutions and Shareholder Resolutions. Sellers shall have delivered to Buyers the Target Board Resolutions and Shareholder Resolutions.

(q) Company Vehicles and Boats. Buyers shall be satisfied in their sole discretion that all autos, other vehicles and boats owned or leased by Target have been sold, distributed or assumed, as the case may be.

(r) Liquidation of Securities. Buyers shall be satisfied in their sole discretion that all investment securities beneficially owned or held by the Companies have been liquidated prior to Closing.

(s) Satisfaction of All Liens and Encumbrances. Buyers shall have received evidence satisfactory to them in their sole discretion that any and all liens, judgments, or other encumbrances against the Target Shares have been fully satisfied and released prior to Closing.

(t) Willingness of Insurance Carriers to Appoint Merger Sub. Buyers shall be satisfied in their discretion that Target's insurance carriers, brokers, and managing general agents (MGAs) are willing to appoint Merger Sub on terms acceptable to Buyers.

(u) Accounting and Tax Treatment; Securities Exemption. Buyers shall be satisfied in their sole discretion that the Merger and related issuance of the Brown & Brown Shares shall qualify (i) for treatment for accounting purposes as a pooling-of-interests transaction and (ii) for an exemption from registration under federal and state securities laws.

Section 7.3 Conditions to Obligation of the Shareholders. The obligations of the Shareholders to effect the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, unless waived by the Shareholders:

(a) Representations and Warranties. The representations and warranties of Buyers set forth in this Agreement shall be true and correct in all material respects as of the Closing Date.

(b) Performance of Obligations by Buyers. Buyers shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c) Opinion of Buyer's Counsel. Buyer's Assistant General Counsel shall have delivered to the Shareholders a written opinion dated as of the Closing Date in substantially the form attached hereto as Exhibit 2.2(b)(ii) with only such changes therein as shall be in form and substance reasonably satisfactory to the Shareholders.

Article 8

Indemnification

Section 8.1 Survival of Representations, Warranties, Indemnities and Covenants. The representations, warranties and indemnities set forth in this Agreement and any right to bring an action at law, in equity, or otherwise for any misrepresentation or breach of warranty under this Agreement shall survive for a period of one (1) year from the Closing Date. All post-closing covenants set forth in Article 6 hereof shall survive the Closing for the period specified in this Agreement or, if not specified, for a period of one (1) year following the Closing Date.

Section 8.2 Indemnification Provisions for the Benefit of Buyers. Subject to Section 8.4 hereof, the Shareholders, jointly and severally, agree to indemnify and hold Buyers and their respective officers, directors and affiliates harmless from and against any and all Adverse Consequences (as defined below) that any of such parties may suffer or incur resulting from, arising out of, relating to, or caused by (a) the material breach of any of the Shareholders' representations, warranties, obligations or covenants contained herein, or (b) the operation of Target's insurance agency business or ownership of the Target Shares by the Shareholders on or prior to the Closing Date, including, without limitation, any claims or lawsuits based on conduct of Target or the Shareholders occurring before the Closing. For purposes of this Article 8, the phrase "Adverse Consequences" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), obligations, taxes, liens, losses, expenses, and fees, including all reasonable attorneys' fees and court costs, net of aggregate insurance proceeds actually received. For purposes of this Section 8.2, "Adverse Consequences" also specifically includes any Adverse Consequences attributable to any deductible(s) due and payable under Target's policies described under Section 6.9 hereof.

Section 8.3 Indemnification Provisions for the Benefit of the Shareholders. Subject to Section 8.4 hereof, Buyers agree, jointly and severally, to indemnify and hold the Shareholders harmless from and against any and all Adverse Consequences the Shareholders may suffer or incur resulting from, arising out of, relating to, or caused by (a) the material breach of any of Buyer's representations, warranties, obligations or covenants contained herein, or (b) the operation of the insurance agency business of Target after the Closing Date, including, without limitation, any claims or lawsuits based on conduct of either Buyer occurring after the Closing.

Section 8.4 Maximum Indemnification Obligation; Materiality Threshold. (a) The maximum indemnification obligation of any party (the Buyers on the one hand, and the Sellers on the other hand, collectively referred to as one party for purposes of this Section 8.4) hereunder shall be limited to the aggregate value, as of the Closing Date, of the Merger Consideration (the "Maximum Liability Amount").

(b) No party shall be entitled to indemnification hereunder with respect to any claim or claims unless and until the amount of the indemnified claim or claims under this Agreement and the LLCs Merger Agreement exceeds $25,000.00 in the aggregate. Once such party's claims exceed $25,000.00 in the aggregate, such party shall be entitled to be indemnified for the full amount of its claims, including the initial $25,000.00 thereof.

(c) Notwithstanding anything to the contrary in this Section 8.4, the Sellers' indemnification obligations under this Article 8 with respect to any and all Adverse Consequences that Buyer may suffer or incur resulting from, arising out of, relating to, or caused by Sellers' breach of their respective covenants set forth in Sections 6.5, 6.6 or 6.16 hereof or the corresponding sections of the LLCs Merger Agreement shall not be subject to the Maximum Liability Amount or the Maximum Threshold Amount.

Article 9

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Article 10

Miscellaneous

Section 10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (if confirmed), or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses or at such other address for a party as shall be specified by like notice:

(a) If to Buyers, to

Brown & Brown, Inc.
401 E. Jackson Street, Suite 1700
Tampa, Florida 33602
Telecopy No.: (813) 222-4464
Attn: Laurel L. Grammig, Esq.

(b) if to the Shareholders, to

William D. Evans
1709 South Marietta Street
Pryor, Oklahoma 74361

John C. Hawkins
18785 Timberlake Drive
Claremore, Oklahoma 74017

Robert W. Shearer
13465 Hickory Drive
Claremore, Oklahoma 74017

with a copy to

Riggs, Abney, Neal, Turpen, Orbison & Lewis, P.C.
502 West Sixth Street
Tulsa, Oklahoma 74103
Telecopy No.: (918) 587-9708 Attn: Harley W. Thomas, Esq.

Section 10.2 Use of Term "Knowledge". With respect to the term "Knowledge" as used herein: (a) an individual will be deemed to have "Knowledge" of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (ii) a prudent individual reasonably could be expected to discover or otherwise become of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter; and (b) a corporation or other entity will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, within the twelve (12)-month period prior to the Closing Date, as a director or officer (or in a similar capacity) of such corporation or entity has, or at any time had, Knowledge of such fact or other matter.

Section 10.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 10.4 Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 10.5 Assignment. Except as contemplated in Section 6.8 hereof, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and permitted assigns.

Section 10.6 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto.

Section 10.7 Joint Efforts. This Agreement is the result of the joint efforts and negotiations of the parties hereto, with each party being represented, or having the opportunity to be represented, by legal counsel of its own choice, and no singular party is the author or drafter of the provisions hereof. Each of the parties assumes joint responsibility for the form and composition of this Agreement and each party agrees that this Agreement shall be interpreted as though each of the parties participated equally in the composition of this Agreement and each and every provision and part hereof. The parties agree that the rule of judicial interpretation to the effect that any ambiguity or uncertainty contained in an agreement is to be construed against the party that drafted the agreement shall not be applied in the event of any disagreement or dispute arising out of this Agreement.

Section 10.8 Headings. All paragraph headings herein are inserted for convenience of reference only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

Section 10.9 Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be illegal, invalid or unenforceable, either in whole or in part, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of the remaining provisions or covenants, or any part thereof, all of which shall remain in full force and effect.

Section 10.10 Attorneys' Fees. The prevailing party in any proceeding brought to enforce the provisions of this Agreement shall be entitled to an award of reasonable attorneys' fees and costs incurred at both the trial and appellate levels incurred in enforcing its rights hereunder.

Section 10.11 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida without regard to conflicts of laws principles thereof, except as to the effectuation of the Merger, which shall be governed by and construed and enforced in accordance with the OGCA.

* * * * * * * * * *

[Remainder of Page Intentionally Left Blank - Signature Page Follows]

IN WITNESS WHEREOF, the parties have signed or caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

BUYERS:

BROWN & BROWN, INC.

By: /S/ C. ROY BRIDGES
Name: C. Roy Bridges
Title: Regional Executive Vice President

BROWN & BROWN OF OKLAHOMA, INC.

By: /S/ C. ROY BRIDGES
Name: C. Roy Bridges
Title: President

SELLERS:

AGENCY OF INSURANCE PROFESSIONALS, INC.

By: /S/ WILLIAM D. EVANS
Name: William D. Evans
Title: Chairman

/S/ WILLIAM D. EVANS
William D. Evans, individually

/S/ JOHN C. HAWKINS
John C. Hawkins, individually

/S/ ROBERT W. SHEARER
Robert W. Shearer, individually

SCHEDULES AND EXHIBITS
Schedule 3.5: Consents and Approvals
Schedule 3.6: Third Party Options
Schedule 3.9(a): Book of Business
Schedule 3.10: Guarantees of Third Party Obligations
Schedule 3.11: Litigation and Claims
Schedule 3.14: Material Contracts
Schedule 3.16: Insurance Policies
Schedule 3.18: Employee Dishonesty Coverage
Schedule 3.20: Employee Benefit Plans
Schedule 3.21(c): Owned Intellectual Property
Schedule 3.21(d): Licensed Intellectual Property
Schedule 3.23(a): Pooling-of-Interests Accounting Matters

Exhibit 1.2: Certificate of Merger
Exhibit 2.2(a)(ii): Release
Exhibit 2.2(a)(iii): Pledge Agreement
Exhibit 2.2(a)(iv): Opinion of the Shareholders' Counsel
Exhibit 2.2(a)(v): Shareholder Employment Agreement
Exhibit 2.2(b)(ii): Opinion of Buyer's Counsel

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